Exhibit 21	Subsidiaries of the Registrant

Technitrol, Inc., which has no parent, has the following significant subsidiaries:

Name	Incorporation	Percent Owned
AMI Doduco Components B.V.	Netherlands	100%
AMI Doduco (DE), LLC	Delaware	100%
AMI Doduco GmbH	Germany	100%
AMI Doduco Holding GmbH	Germany	100%
AMI Doduco, Inc.	Pennsylvania	100%
AMI Doduco Investors (DE), LLC	Delaware	100%
AMI Doduco (Mexico), S. de R. L. de C. V.	Mexico	100%
AMI Doduco Nederland B.V.	Netherlands	100%
Boothbay Pte. Ltd.	Singapore	100%
CST Electronics Co., Ltd.	Hong Kong	100%
Dongguan Pulse Electronics Co., Ltd.	People’s Republic of China	100%
MCS Holdings, Inc.	Delaware	100%
Mianyang Pulse Electronics Co., Ltd.	People’s Republic of China	100%
Pulse Components GmbH	Germany	100%
Pulse Components Ltd.	Hong Kong	100%
Pulse Denmark ApS	Denmark	100%
Pulse Electronics (Europe) Ltd.	United Kingdom	100%
Pulse Electronics (Singapore) Pte. Ltd.	Singapore	100%
Pulse Engineering, Inc.	Delaware	100%
Pulse Finland Oy	Finland	100%
Pulse GmbH & Co. KG	Germany	100%
Pulse HVT ApS	Denmark	100%
Pulse Italy S.r.L.	Italy	100%
Pulse Nederland BV	Netherlands	100%
Pulse (Suzhou) Wireless Products Co., Ltd.	People’s Republic of China	100%
Technitrol Delaware, Inc.	Delaware	100%
Technitrol Singapore Holdings Pte. Ltd.	Singapore	100%
TNL Singapore Components Holdings Pte. Ltd.	Singapore	100%